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                                                                 Exhibit 10.31


                        AMENDMENT AND RESTATEMENT OF THE

                         CARDINAL REALTY SERVICES, INC.

                      EXECUTIVE DEFERRED COMPENSATION PLAN


         WHEREAS, Lexford, Inc., formerly Cardinal Realty Services, Inc., (the "Company") established the Cardinal Realty Services, Inc. Deferred Compensation Plan (the "Plan") effective as of April 18, 1996; and

         WHEREAS, the Board of Directors of the Company (the "Board") has determined that the Plan should be amended and restated to ratify all prior actions taken with respect to the Plan and to make certain additional changes to the Plan.

         NOW, THEREFORE, the Plan is amended and restated in its entirety effective as of October 15, 1997 as set forth below.

                                    ARTICLE I

                                     PURPOSE

         The purpose of this Plan is to provide certain key employees and non-employee directors with a deferred compensation benefit measured by the bookkeeping accounts established and maintained hereunder.


                                   ARTICLE II

                                   DEFINITIONS

         2.1 "Allocation Date" means each day as of which investment earnings or losses are allocated pursuant to the terms of the Trust.

         2.2 "Beneficiary" means the executor or administrator of the estate of the deceased Participant.

         2.3 "Benefit Amount" means the account balance of the Participant's Participant Account, determined at the time of distribution.

         2.4 "Board" means the Board of Directors of the Company.



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         2.5 "Bonus Stock" means the shares of Company Stock that would otherwise be payable to a Participant as a bonus pursuant to the terms of the Participant's employment agreement with the Company or otherwise in accordance with the Company's incentive compensation plan in effect from time to time.

         2.6 "Closing Price" means the closing price of the Company Stock on the Nasdaq National Market System, or if the Company Stock is not listed or admitted in such system, the principal securities exchange on which the Company Stock is listed or admitted to trading, on the last trading day preceding the Payment Event.

         2.7 "Committee" means The Compensation Committee of the Board.

         2.8 "Company" means Lexford, Inc., an Ohio corporation.

         2.9 "Company Stock" means shares of the Company's common stock.

         2.10 "Effective Date" means April 18, 1996, the date as of which this Plan was originally approved by the Board.

         2.11 "Election Date" means the applicable election deadline established pursuant to Section 4.3.

         2.12 "Election Form" means the form completed by a Participant and submitted to the Company reflecting the Participant's deferral election pursuant to Section 4.2.

         2.13 "Elective Deferral Credits" means the amount credited to a Participant Account from time to time pursuant to Section 4.2.

         2.14 "Investment Credits" means the amount added to or subtracted from a Participant Account from time to time pursuant to Section 4.4.

         2.15 "Market Capitalization Restricted Stock" means the shares of restricted Company Stock that: (a) would otherwise be provided to the Participant under the Participant's employment agreement with the Company; and
(b) vests based upon "Market Capitalization" as defined therein.

         2.16 "Matching Stock" means the shares of Company Stock that would otherwise be payable to a Participant as a match to the Participant's purchase of Company Stock, as determined pursuant to the terms of the Participant's employment agreement with the Company.

         2.17 "Other Restricted Stock" means the shares of restricted Company Stock that would otherwise be provided to the Participant under the Participant's employment agreement with the Company, other than Market Capitalization Restricted Stock.



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         2.18 "Participant" means each key employee and each non-employee director of the Company who is eligible to participate in this Plan pursuant to
Article III and who makes an election to participate pursuant to Section 4.2.

         2.19 "Participant Account" means the bookkeeping account established and maintained for a Participant pursuant to Section 4.1.

         2.20 "Payment Event" means the first to occur of the payment events described in clauses (a) through (d) of the first sentence of Section 7.1.

         2.21 "Plan" means this Lexford, Inc. Executive Deferred Compensation Plan.

         2.22 "Trust" means the Lexford, Inc. Executive Deferred Compensation Rabbi Trust Agreement.

         2.23 "Trustee" means The Provident Bank, a state chartered bank, or its successor pursuant to the terms of the Trust.


                                   ARTICLE III

                           ELIGIBILITY TO PARTICIPATE

         3.1 Eligibility. As of the Effective Date, each of Company's key executives listed on Exhibit A shall be eligible to participate in this Plan. Thereafter, the Committee, in its sole discretion, may name additional key employees, as well as non-employee directors of the Company, as eligible for participation.

         3.2 Cessation of Participation. The Committee may terminate the participation of any Participant if the Committee, in its sole discretion, determines that: (a) such person is no longer a member of "a select group of management or highly compensated employees" of the Company, within the meaning of the Employee Retirement Income Security Act of 1974, as amended; or (b) this Plan or the related Trust results in Federal income tax consequences different from those anticipated by the Company. A Participant who has terminated employment with the Company shall cease to be a Participant at the time the Benefit Amount is paid to the Participant or the Participant's Beneficiary. A Participant who is a non-employee director and who ceases to be a director, shall cease to be a Participant at the time the Benefit Amount is paid to the Participant or the Participant's beneficiary. If this Plan is terminated pursuant to Section 8.2, a Participant shall cease to be a Participant at the time the Benefit Amount is paid to the Participant or the Participant's Beneficiary.



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                                   ARTICLE IV

                        PARTICIPATION AND ACCOUNT CREDITS

         4.1 Establishment of Accounts. A Participant Account shall be established and maintained for each Participant. Each Participant Account shall be a bookkeeping account reflecting the Elective Deferral Credits and Investment Credits allocable with respect to a Participant pursuant to this Article. The balance of each Participant Account as of the last day of each calendar year shall be communicated in writing to the Participant on or before March 31 of the following year or on a more frequent basis as may be determined by the Committee.


         4.2 Elective Deferral Credits.

         (a) A Participant may elect to defer the receipt of any or all of his or her Bonus Stock, Matching Stock, Market Capitalization Restricted Stock, Other Restricted Stock, or any other type of Company Stock to be paid to the Participant by the Company under any other plan or arrangement sponsored by the Company which provides for the payment of compensation in the form of Company Stock by so indicating on the Election Form. In addition, a Participant may elect, by indicating on the Election Form, to defer receipt of any or all dividends paid with respect to shares of Company Stock subject to a deferral election under the preceding sentence until the time at which the shares in respect of which such dividends are payable become taxable to the individual. To the extent that a Participant does not elect to defer any portion of cash dividends payable with respect to any shares of Company Stock, such dividends shall be paid to the Participant when such shares vest under the terms of the plan or arrangement sponsored by the Company or, if previously vested, when such cash dividends are paid with respect to such shares. Prior to the time the Participant vests in Company Stock, cash dividends payable with respect to such Stock shall be automatically deferred into the Rabbi Trust, invested under the terms thereof, and to the extent not forfeited under the terms of the Company's plan or arrangement, distributed in accordance with the foregoing.

         (b) In order to be effective, a Participant's completed Election Form must be submitted to the Company prior to the applicable Election Date and must relate only to Company Stock to be paid and/or cash dividends to be declared after the Election Date. A Participant's election hereunder shall become irrevocable on the applicable Election Date. A Participant's election hereunder as to Bonus Stock shall remain in effect indefinitely, unless modified by a subsequent election made in accordance with the foregoing. Any election made by a Participant hereunder shall supersede any prior elections, provided however, that any such election shall only apply to compensation earned or dividends declared after such new election. All amounts deferred by a Participant hereunder shall be credited to the Participant's Participant Account as Elective Deferral Credits on, or as



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soon as is reasonably practicable after, the date the Company Stock would otherwise be paid to the Participant.

         4.3 Deadline for Making Elections. The Election Date applicable to a Participant's Market Capitalization Restricted Stock, Other Restricted Stock, and any other Company Stock other than Matching Stock and Bonus Stock shall be the day such shares are granted. The Election Date applicable to a Participant's Matching Stock shall be the day prior to the date the Participant purchases the shares of Company Stock used as the basis for payment of the Matching Stock. The Election Date applicable to a Participant's Bonus Stock for a given fiscal year of the Company shall be the last day of the third quarter of such fiscal year. The Election Date applicable to cash dividends payable with respect to any Company Stock shall be the date ten (10) days prior to the date the Board declares the cash dividend payable with respect to such shares.

         4.4 Investment Credits. As of each Allocation Date, each Participant Account shall be adjusted, positively or negatively, to reflect the deemed investment performance of the Participant Account since the preceding Allocation Date. Such investment performance shall be measured by the actual performance of the Trust investments made with respect to the Participant Account as described in Article V.

                                    ARTICLE V

                                   INVESTMENT

         This Article V describes the general investment mechanics under the Trust which defines the actual measure of the value of each Participant Account. Each Participant Account shall be deemed invested in the shares of Company Stock that would otherwise be paid to the Participant in the absence of an election under Section 4.2. For such purposes, the number of shares credited as the deemed investment shall be the gross number of shares payable as Company Stock without reduction for any income taxes or income tax withholding that would otherwise apply. Each Participant Account shall be credited with dividends as if the account were actually invested in Company Stock. Further, dividends credited to a Participant Account shall be deemed invested in the investment vehicles as may be selected by the Company with respect to such Participant Account, including Company Stock, provided, however, that if the Company does not provide any investment selection with respect to such Participant Account, any dividends credited to such Participant Account shall be deemed reinvested in Company Stock to the extent practicable under the dividend reinvestment program established pursuant to the terms of the Trust. Dividends not deemed reinvested under the preceding sentence shall be credited and deemed invested in the manner determined under the Trust. In the event that the Company substitutes the assets of the Trust pursuant to Section 5(b) thereof, this Plan shall automatically terminate.




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                                   ARTICLE VI

                      TRUST ACCUMULATION AND FUNDING STATUS

         Subject to the other terms of this Plan and the terms of the Trust, the Company shall make contributions to the Trust of an amount equal to the amount of the aggregate Elective Deferral Credits for the relevant period. Such contributions shall be made at the time such Credits are credited to the respective Participant Accounts, or as soon as is reasonably practicable thereafter. By electing to participate hereunder, each Participant accepts the terms of this Plan and the Trust. Nothing contained in this Plan or the Trust shall vest in any Participant or any Beneficiary any right, title or interest in or to any assets of the Trust and the assets of the Trust shall at all times remain subject to the claims of the Company's general creditors. As such, the obligations of the Trustee and the Company hereunder are not funded or secured in any way that gives Participant or a Beneficiary any rights greater than that of a general creditor of the Company.

                                   ARTICLE VII

                               PAYMENT OF BENEFITS

         7.1 Benefit Amount. A Participant's Benefit Amount, to the extent vested under Section 7.2, shall be paid to the Participant within Ten (10) days after the earliest to occur of the following: (a) the date of the Participant's termination of employment with the Company; (b) the date a Participant who is a non-employee director ceases to be a director; (c) the date the Plan is terminated pursuant to Section 8.2; and (d) the date as of which the Board determines that the participation of the Participant shall terminate pursuant to clause (a) of the first sentence of Section 3.2. If the Company is notified of a Participant's death prior to payment of the vested Benefit Amount, such payment shall be made to the Participant's Beneficiary. Payment of a Participant's vested Benefit Amount shall be made by the Trustee from the Trust fund, to the extent the account can and is used to make such payment. If the account maintained by the Trustee for the Participant is not used to pay a Participant's full vested Benefit Amount, the Company shall make the balance of such payment hereunder. A Participant's vested Benefit Amount shall be paid in a single payment in the form of Company Stock; provided, however, that: (a) any amount representing a fractional interest in a share of Company Stock shall be paid in cash; (b) a Participant or Beneficiary may elect to have the full vested Benefit Amount paid in cash, net of any and all expenses incurred to effect such cash distribution; and (c) any portion of a vested Benefit Amount not deemed invested in Company Stock under Article V shall be paid in cash. A Participant's or Beneficiary's election to receive a cash distribution as described in clause (b) of the preceding sentence shall not be effective unless made in writing and submitted to the Committee no more than five (5) days after the Payment Event. The amount of any cash distribution made pursuant to clause (b) above shall be determined using the Closing Price as the measure of the value of the Common Stock. The amount of any cash distribution made pursuant to clause (c) shall be determined using the closing price of the investment vehicles on the principal securities exchange on which the investment vehicle is listed or admitted to trading, on the last trading day preceding the Payment Event. Notwithstanding the foregoing provisions of this Section 7.1, the form and timing of distribution of a Participant's interest under this Plan



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shall at all times be subject to all restrictions and limitations imposed by applicable state and federal securities laws and regulations.

         7.2 Vesting. The portion of a Participant's Benefit Amount attributable to Bonus Stock or Matching Stock shall be fully vested at all times. The portion of a Participant's Benefit Amount attributable to Market Capitalization Restricted Stock or Other Restricted Stock shall vest in the manner determined under the Participant's employment agreement with the Company. The portion of a Participant's Benefit Amount attributable to any other type of Company Stock or cash dividend deferred under the terms of this Plan shall vest in accordance with the terms of the plan or arrangement sponsored by the Company which provides for the payment of such compensation.

         7.3 Taxes and Withholding. If a Participant (or Beneficiary) becomes entitled to receive cash or recognizes other taxable income under this Plan, the Company shall have the right to withhold taxes from the Participant's (or Beneficiary's) payment hereunder or may deduct such taxes from any other amounts payable to the Participant (or Beneficiary) at any time thereafter in cash or otherwise. In the event all cash payments due a Participant (or Beneficiary) are insufficient to provide the required amount of withholding taxes, the Participant (or Beneficiary) shall be required to pay to the Company the amount of required withholding in excess of all cash payments due. The Company shall bear no responsibility whatsoever for the taxes or tax effects resulting under this Plan or the Trust as to any Participant or Beneficiary.


                                  ARTICLE VIII

                            AMENDMENT AND TERMINATION

         8.1 Amendment. The Board, in its sole discretion, may amend this Plan at any time; provided, however, that any amendment that could adversely affect a Participant's rights and interests hereunder (excluding the right to make future deferrals) will be effective as to such Participant only if the Participant consents in writing to the amendment.

         8.2 Termination. The Board, in its sole discretion, may terminate this Plan at any time. In addition, this Plan shall automatically terminate as described in Article V.


                                   ARTICLE IX

                                  MISCELLANEOUS

         9.1      Claims Procedure.




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                  (a) Claim. A Participant or other person who believes that he or she is being denied a claim to which he is entitled (hereinafter referred to as "Claimant") may file a written request for such benefit with the Company setting forth the claim. Upon receipt of a claim, the Company shall advise the Claimant that a reply will be forthcoming within Thirty (30) days and shall, in fact, deliver such reply within such period. However, the Company may extend the reply period for an additional Fifteen (15) days for reasonable cause. If the claim is denied in whole or in part, the Company will adopt a written statement using language calculated to be understood by the Claimant setting forth:

                           (i)      the specific reason or reasons for denial;

                           (ii) the specific references to pertinent Plan
                  provisions on which the denial is based;

                           (iii) a description of any additional material or
                  information necessary for the Claimant to perfect the claim and an explanation why such material or such information is necessary;

                           (iv) appropriate information as to the steps to be
                  taken if the Claimant wishes to submit the claim for review;
                  and

                           (v) the time limits for review under Subsection (b),
                  below.

                  (b) Review. Within Sixty (60) days after the receipt by the Claimant of the written statement described above, the Claimant may request in writing that the Board review the previous determination. The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Board. Within Thirty (30) days after the Board's receipt of a request for review, it will review the previous determination. After considering all materials presented by the Claimant, the Board will render a written statement, written in a manner calculated to be understood by the Claimant setting forth the specific reasons for the decision and containing specific references to the pertinent Plan provisions on which the decision is based. If special circumstances require that the Thirty (30) day time period be extended, the Board will so notify the Claimant and will render the decision as soon as possible but not later than Sixty (60) days after receipt of the request for review.

         9.2 No Beneficial Interest. No person or entity shall acquire any beneficial interest in an amount under this Plan prior to the date on which the amount becomes payable.

         9.3 Spendthrift Clause. No amount provided under this Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance or charge, either voluntary or involuntary, and any attempt to so alienate, anticipate, sell, transfer, assign, pledge, encumber or charge the same shall be null and void. No such amount shall be liable for



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or subject to the debts, contracts, liabilities, engagements or torts of any person to whom such amount is or may be payable, except as required under applicable law.

         9.4 Employment Contract and Other Arrangements. The adoption and maintenance of this Plan shall neither be deemed to nor shall it be an employment agreement between Company and the Participant.

         9.5 Titles and Headings. The titles or headings of the Articles and Sections hereof are included solely for convenience and reference and, in the event of any conflict between such titles or headings and the text, the text shall control.

         9.6 Parties to Agreement. This Plan shall be binding upon and shall operate for the benefit of the Company, its successors and assigns, and the Participant and his or her heirs, estate and personal representatives.

         9.7 Governing Law. This Plan shall be governed and construed in accordance with the laws of the State of Ohio, without giving effect to the principles of conflicts of laws thereof, but subject to preemption of Federal law.

         9.8 Gender. Where necessary or appropriate to the meaning hereof, the singular, plural, masculine, feminine and neuter shall be deemed to include each other.

         9.9 Interpretation of Agreement. The Committee shall have full authority, in its sole discretion, to interpret this Plan and to determine any and all matters whatsoever relating to the administration of this Plan.




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                                    EXHIBIT A

                                  PARTICIPANTS



                             John Bram Bartling, Jr.
                                Mark D. Thompson
                                  Paul R. Selid